FOX PETROLEUM INC.

Compensation Committee Charter

Organization

The Compensation Committee (the “Committee”) of Fox Petroleum Inc. (the “Company”) shall consist of three or more directors as determined by the Board of Directors of the Company (the “Board”), each of whom shall be free from any relationship that in the opinion of the Board would interfere with the exercise of independent judgment as a member of the Committee. Each member shall be a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and at least two members shall be an “outside director” as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Each member of the Committee shall also meet the independence requirements of the any applicable stock exchange upon which the Company’s shares are listed.

The members of the Committee shall be appointed by the Board at the annual meeting of the Board for a one-year term and may be re-elected for successive terms. Each member shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. One member of the Committee will be appointed by the Board as Chairman and will be responsible for the scheduling of regular and special meetings and the functioning of the Committee.

Meetings

The Committee shall meet as often as necessary, but at least once annually, to carry out its responsibilities. Meetings may be in person, by telephone or videoconference as needed to conduct the business of the Committee. For the transaction of any business at any meeting of the Committee or a sub-committee, a majority of the members shall constitute a quorum. The Committee shall take action by the affirmative vote of a majority of the members present at a duly held meeting. The Committee may also take action by unanimous written consent. The Committee shall cause to be kept adequate minutes of all proceedings. The Chairman of the Committee shall report on any Committee meetings held at the next regularly scheduled Board meeting following such meeting of the Committee.

Determination of Compensation

Compensation of the Chief Executive Officer of the Company (the “CEO”) shall be determined, or recommended to the Board for determination, by the Committee. The CEO may not be present during voting or deliberations. Compensation of all other executive officers must be determined, or recommended to the Board for determination, by the Committee.

Duties and Responsibilities

The Committee shall have the duties and responsibilities set forth below:

  Review and approve corporate goals and objectives, after consultation with the Board and management and consistent with stockholder-approved compensation plans for performance-based compensation, for the CEO and other executive officers, for the defined performance period;

  Establish the maximum amount of performance-based compensation for the CEO and other executive officers for the defined performance period;

  Review and certify, in writing, whether established goals and objectives of any performance-based compensation plans for the CEO and other executive officers have been met for the completed performance period;

  Review and approve performance-based compensation, if any, for the CEO and other executive officers based on the established corporate goals and objectives for the completed performance period;

  Determine and approve the compensation level for the CEO and executive officers based on the Committee’s evaluations;

  Report to the Board on the performance of the CEO and other executive officers in light of the established corporate goals and objectives for the performance period.

  Assess the ongoing competitiveness of the total executive compensation package;

  Review and approve management’s recommendations with regard to the budget and guidelines for merit-based compensation;

  Review existing cash-based and equity-based compensation plans; approve all new cash- based, equity-based and performance-based compensation plans and all modifications to existing compensation plans;

  Produce a Compensation Committee report to be included in the Company’s annual proxy statement if required by the rules and regulations of the Securities and Exchange Commission;

  Review and approve any employment agreements, severance arrangements, change-in- control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, applicable to executive officers;

  Review new-hire and promotion compensation arrangements for executive officers;

  Administer the Company’s stock plans; grant awards under the stock plans or delegate that responsibility to the CEO and/or one or more executive officers;

  Conduct and review an annual Committee performance evaluation;

  Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval;

  Review areas of particular difficulty in attracting and retaining staff; and

  Perform such other functions consistent with this charter, the Company’s Bylaws and governing law, as the Committee deems necessary or appropriate.

Consultants

The Committee shall have the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms.